Exhibit h(6)

AMENDMENT TO CO-ADMINISTRATION AGREEMENT

December 26, 2013

Credit Suisse Asset Management, LLC
One Madison Ave

New York, New York 10010

Dear Ladies and Gentlemen:

In accordance with Section 7 of the Co-Administration Agreement, dated April 30, 2012, as amended (the “Agreement”), between Credit Suisse Opportunity Funds (the “Trust”), and Credit Suisse Asset Management, LLC (“CSAM”), Credit Suisse Opportunity Funds hereby notifies CSAM of its desire to amend Exhibit A of the Agreement to include the Credit Suisse Emerging Markets Equity Fund, and to have CSAM render services as Co-Administrator under the terms of the Agreement with respect to such Fund.

The annual co-administration fee with respect to the Fund shall be 0.09% of the Fund’s average daily net assets.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE OPPORTUNITY FUNDS

By:	/s/Karen Regan
Name: Karen Regan
Title: Secretary and Vice President

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/Karen Regan
Name: Karen Regan
Title: Secretary